Contact	Amedisys, Inc.	Noonan Russo
	Chief Financial Officer	Investors/Media
	Gregory H. Browne	Brian Ritchie
	225.292.2031	212.845.4269
	gbrowne@amedisys.com	brian.ritchie@eurorscg.com

AMEDISYS EXPANDS HOME HEALTH PRESENCE IN OKLAHOMA

AND COMPLETES ACQUISITION OF THERAPY STAFFING COMPANY

BATON ROUGE, Louisiana (January 5, 2006) - Amedisys, Inc. (Nasdaq: "AMED" or the "Company"), one of America's leading home health nursing companies, today announced its acquisition of seven home health agencies from ASAP Health Services, a division of The Schuster Group, effective as of January 1, 2006. The agencies, each of which is located in Central Oklahoma, are expected to contribute approximately $4.0 million in annualized revenues, but are not expected to add materially to earnings in 2006.

"We are excited to further expand our presence in the Oklahoma market through this acquisition," stated William F. Borne, Chief Executive Officer of Amedisys, Inc. "We continue to see a number of similar acquisition opportunities available in attractive states and maintain our intention to selectively acquire companies that fit our acquisition profile."

The agencies were purchased for $2.1 million in cash and a $0.6 million promissory note payable over three years.

The Company also announced today that it closed on its previously announced agreement to acquire an Oklahoma-based therapy staffing company. Subsequent to the closing, Mr. Arthur Hulbert, controlling stockholder and the president of Hulbert Therapy Services, P.C., will join Amedisys as the Company's new Vice President of Therapy Services. Initially, Amedisys' therapy staffing division will have offices in Eastern Oklahoma and Western Arkansas, the previous operating locations of Hulbert Therapy Services.

After pre-closing adjustments, the total purchase price for this acquisition was $2.5 million, of which $0.5 million was paid in November, with the balance paid at closing in a combination of $1.25 million in cash and a $0.75 million promissory note payable over three years. The acquisition is not expected to add materially to earnings in 2006.

"We are proud to add Arthur to the Amedisys family as our new Vice President of Therapy Services," said William F. Borne, Chief Executive Officer of Amedisys, Inc. "Arthur's experience in this field will be a valuable asset to Amedisys as we look for opportunities to augment therapy services in our existing markets."

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq National Market System under the symbol "AMED".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found on the World Wide Web at:

www.amedisys.com